electroCore Announces First Quarter 2023 Financial Results

Record first quarter 2023 net sales of $2.8 million, approximately 46% over first quarter 2022

Company to host a conference call and webcast today, May 3, 2023 at 4:30 PM EDT

ROCKAWAY, NJ, May 03, 2023 (GLOBE NEWSWIRE) -- electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company and wellness company, today announced first quarter 2023 financial results and provided an operational update.

 First Quarter 2023 and Recent Highlights

•	Record revenue of $2.8 million, an increase of approximately 46% over first quarter 2022
•	The Air Force Research Laboratories reported human performance data from its study suggesting that gammaCore™ non-invasive vagus nerve stimulation (nVNS) can improve second language learning
•	Truvaga™ users reported improvement in stress, better sleep, more energy, and improved mood in recent focus group
•

Announced the National Institute on Drug Abuse (NIDA), part of the National Institutes of Health (NIH), has awarded Emory University and the Georgia Institute of Technology a 3-year, $6.0 million grant through the NIH Helping to End Addiction Long Term (HEAL) Initiative to conduct a pivotal clinical trial of gammaCore nVNS for the treatment of opioid use disorder (OUD)

•	Reported results from a pre-clinical trial of nVNS in a model of traumatic brain injury

“We recorded revenue of $2.8 million during the first quarter of 2023, an increase of 46% over the first quarter of 2022,” stated Dan Goldberger, Chief Executive Officer of electroCore. “We made significant strides with our marketing and sales efforts for Truvaga, bringing in net sales of about $147,000 in the first full quarter since launching in December 2022. Furthermore, we are excited about the continued momentum and interest behind all our product offerings, including prescription (Rx) gammaCore for certain medical conditions, TAC-STIM™ for human performance and Truvaga for consumer wellness.”

First Quarter 2023 Financial Results

For the quarter ended March 31, 2023, electroCore reported net sales of $2.8 million compared to $1.9 million during the same period of 2022, which represents an approximately 46% increase over the prior year. The increase of $881,000 is due to an increase in net sales across all major channels.

(in thousands)	Three months ended March 31	Three months ended March 31	% Change
Channel	2023	2022
Rx gammaCore - Department of Veteran Affairs and Department of Defense	$1,705	$1,240	38%
Rx gammaCore - U.S. Commercial	430	276	56%
Outside the United States	410	305	34%
Truvaga	147	—	N/A
TAC-STIM	88	—	N/A
Other	—	78	-100%
	$2,780	$1,899	46%

Gross profit for the first quarter of 2023 was $2.3 million as compared to $1.5 million for the first quarter of 2022. Gross margin for the first quarter of 2023 was 84%, compared to 81% in the first quarter of 2022.

Total operating expenses in the first quarter of 2023 were approximately $8.5 million as compared to $7.1 million in the first quarter of 2022.

Research and development expense in the first quarter of 2023 was $1.8 million as compared to $934,000 in the first quarter of 2022. This increase was primarily due to targeted investments to support the future iterations of our therapy delivery platform, including the use of our intellectual property around the delivery of smartphone-integrated and smartphone-connected non-invasive therapies.

Selling, general and administrative expense in the first quarter of 2023 was $6.7 million as compared to $6.2 million in the first quarter of 2022. The increase was driven by severance charges of $332,000, as well as continued targeted investments in sales and marketing to support our commercial efforts, offset by decreases in insurance and stock-based compensation expense.

GAAP net loss in the first quarter of 2023 was $5.9 million compared to the $5.6 million net loss in the first quarter of 2022.

Adjusted EBITDA net loss in the first quarter of 2023 was $5.1 million as compared to a net loss of $4.6 million in the first quarter of 2022.

The Company defines adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains/losses, depreciation and amortization, stock-based compensation expense, severance and other related charges, inventory reserve charges, legal fees associated with stockholders’ litigation, and benefit from income taxes. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss has been provided in the financial statement tables included in the press release.

Net cash used in operating activities in the quarter ended March 31, 2023, was approximately $5.9 million as compared to $4.8 million in the first quarter of 2022. This increase is primarily due to our investment in product evolution expenditures.

Cash, cash equivalents and restricted cash at March 31, 2023 totaled approximately $12.2 million, as compared to approximately $18.0 million as of December 31, 2022.

Full Year 2023 Outlook

The Company reiterated its revenue guidance of $14.0-$15.0 million for the year ending December 31, 2023. The Company believes that its legacy headache channels will again grow by more than 50% to at least $12.0 million for the full year and revenue from new products in the Truvaga and TAC-STIM brands could be more than $2.0 million for the full year.

The Company expects net cash usage in the remainder of 2023 to be below the average quarterly net cash usage in 2022. Net cash usage will decrease as revenues increase, new product development is completed, and operating expenses continue to be rationalized. Therefore, the Company expects net cash usage to decrease significantly as the year progresses.

Webcast and Conference Call Information

electroCore’s management team will host a conference call today, May 3, 2023, beginning at 4:30 PM EDT.

Investors interested in listening to the conference call, or webcast may dial 877-269-7756 for domestic callers or 201-689-7817 for international callers, using Conference ID: 13738144, or by connecting to the Web: electroCore Earnings Webcast. An archived webcast of the event will be available on the “Investors” section of the company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. is a commercial stage bioelectronic medicine and wellness company dedicated to improving health through its non-invasive vagus nerve stimulation (“nVNS”) technology platform. Our focus is the commercialization of medical devices for the management and treatment of certain medical conditions and consumer product offerings utilizing nVNS to promote general wellbeing and human performance in the United States and select overseas markets.

Forward-Looking Statements

This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about expectations for revenue and net cash usage for 2023, electroCore’s business prospects and clinical and product development plans; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments; business prospects around its Truvaga wellness and TAC-STIM human performance offerings and other new products and markets, and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "believes," "intends," and other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, TAC-STIM™, and Truvaga™, the potential impact and effects of COVID-19 on the business of electroCore, electroCore’s results of operations and financial performance, inflation and currency fluctuations, and any measures electroCore has and may take in response to COVID-19 and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall economic and market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Contact:

Rich Cockrell

CG Capital

404-736-3838

ecor@cg.capital

electroCore, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Net sales	$2,780	$1,899
Cost of goods sold	458	360
Gross profit	2,322	1,539
Operating expenses
Research and development	1,809	934
Selling, general and administrative	6,710	6,186
Total operating expenses	8,519	7,120
Loss from operations	(6,197)	(5,581)
Other (income) expense
Interest and other income	(119)	(4)
Other expense	—	5
Total other (income) expense	(119)	1
Loss before income taxes	(6,078)	(5,582)
Benefit from income taxes	211	—
Net loss	$(5,867)	$(5,582)
Net loss per share of common stock - Basic and Diluted	$(1.24)	$(1.20)
Weighted average number of common shares outstanding - Basic and Diluted	4,743	4,652

electroCore, Inc.

Condensed Consolidated Balance Sheet Information

(unaudited)

(in thousands)

	March 31, 2023	December 31, 2022
Cash and cash equivalents	$11,908	$17,712
Restricted cash	$250	$250
Total assets	$18,300	$24,756
Current liabilities	$5,848	$7,045
Total liabilities	$6,453	$7,670
Total equity	$11,847	$17,086

(Unaudited) Use of Non-GAAP Financial Measure

The Company is presenting adjusted EBITDA net loss because it believes this measure is a useful indicator of its operating performance. electroCore management uses this non-GAAP measure principally as a measure of the company’s core operating performance and believes that this measure is useful to investors because it is frequently used by the financial community, investors, and other interested parties to evaluate companies in the company’s industry. The Company also believes that this measure is useful to its management and investors as a measure of comparative operating performance from period to period. Additionally, the company believes its use of non-GAAP adjusted EBITDA net loss from operations facilitates management’s internal comparisons to historical operating results by factoring out potential differences caused by gains and charges not related to its regular, ongoing business, including, without limitation, non-cash charges and certain large and unpredictable charges such as restructuring expenses.

The Company defines adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains/losses, depreciation and amortization, stock-based compensation expense, severance and other related charges, inventory reserve charges, legal fees associated with stockholders’ litigation, and benefit from income taxes.

Following is a reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss (in thousands):

	Three Months ended March 31,
	2023	2022
GAAP net loss	$(5,867)	$(5,582)
Depreciation and amortization	122	106
Stock-based compensation	572	777
Inventory reserve charge	75	—
Severance and other related charges	332	—
Legal fees associated with stockholders' litigation	—	61
Interest and other (income) expense	(119)	1
Benefit from income taxes	(211)	—
Adjusted EBITDA net loss	$(5,096)	$(4,637)

The Company’s use of a non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under GAAP. Some of these limitations are: the non-GAAP measure does not reflect interest or tax payments that may represent a reduction in cash available; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and the non-GAAP measure does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; the non-GAAP measure does not reflect the potentially dilutive impact of equity-based compensation; and the non-GAAP measure does not reflect changes in, or cash requirements for, working capital needs; other companies, including companies in electroCore’s industry, may calculate adjusted EBITDA net loss differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider the non-GAAP measure together with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and other GAAP results. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss has been provided in the preceding financial statements table of this press release.